UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: February 25, 2008
(Date of earliest event reported)
Energy West, Incorporated
(Exact name of registrant as specified in its charter)

Montana (State or other jurisdiction of incorporation)	0-14183 (Commission File Number)	81-0141785 (I.R.S. Employer Identification No.)

1 First Avenue South, Great Falls, Montana (Address of principal executive offices)	59401 (Zip Code)
(406) 791-7500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On February 25, 2008, Energy West, Incorporated (“Energy West”) executed a Lease Agreement (the “Lease”), effective as of January 1, 2008, with OsAir, Inc. whereby Energy West will lease approximately 1,028 square feet of space located in Mentor, Ohio from OsAir. The Lease has a term of three years. Richard M. Osborne, Energy West’s chairman of the board and chief executive officer, is the president and chief executive officer of OsAir, Inc.
The foregoing description of the Lease is not complete and is qualified in its entirety to the full and complete terms of such agreement, which is attached as Exhibit 10.1 to this current report and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 25, 2008, the board of directors of Energy West expanded the board to nine members and appointed Ian Abrams to fill the resulting vacancy on the board. Mr. Abrams has not been named to any committees of the board at this time.
Mr. Abrams, 62, is president of Reserve Ventures, a private real estate investment company for industrial and vacant real estate. He has previously founded, developed and sold several successful business ventures, including a scrap iron and metal business and a transmode container business for the service, repair and trucking of containers. Mr. Abrams also serves on the board of North Coast Community Homes, Inc., a non-profit company that develops and maintains housing for individuals with mental retardation and developmental disabilities.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

10.1	Lease Agreement dated February 25, 2008 between OsAir, Inc. and Energy West

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy West, Incorporated
By:	/s/ Thomas J. Smith
	Name:	Thomas J. Smith
	Title:	Vice President and Chief Financial Officer

Dated: February 29, 2008

EXHIBIT INDEX

Exhibit Number	Description

10.1	Lease Agreement dated February 25, 2008 between OsAir, Inc. and Energy West